BlackRock Preferred and Equity Advantage Trust
Cusip: 092508100
Ticker: BTZ

Record Date	September 15, 2009
Pay Date	September 30, 2009
Distribution Amount per share	$ 0.1000

The following table sets forth the estimated amounts of the current distribution and the cumulative distributions paid this fiscal year to date from the following sources: net investment income, net realized short-term capital gains, net realized long-
term capital gains and return of capital. All amounts are expressed per common share.

				% Breakdown of the
		% Breakdown	Total Cumulative	Total Cumulative
		of the Current	Distributions for the	Distributions for the
	Current Distribution	Distribution	Fiscal Year to Date	Fiscal Year to Date
Net Investment Income	$ 0.0872	87%	$ 0.8870	68%
Net Realized Short-Term Capital Gains	$ -	0%	$ -	0%
Net Realized Long-Term Capital Gains	$ -	0%	$ -	0%
Return of Capital	$ 0.0128	13%	$ 0.4230	32%
Total (per common share)	$ 0.1000	100%	$ 1.3100	100%

Average annual total return (in relation to NAV) for the inception to date ending on August 31, 2009	-12.82%
Current fiscal period's annualized distribution rate as a percentage of NAV as of August 31, 2009	10.13%
Cumulative total return (in relation to NAV) for the fiscal year through August 31, 2009	29.91%
Cumulative fiscal year distribution rate expressed as a percentage of NAV as of August 31, 2009	10.21%

You should not draw any conclusions about the Trust’s investment performance from the amount of this distribution or from the terms of the
Trust's Managed Distribution Plan.

The Trust estimates that it has distributed more than its income and net realized gains; therefore, a portion of your distribution may be a return of capital. A return of capital may occur, for example, when some or all of the money that you invested in the Trust is paid back to you. A return of capital does not necessarily reflect the Trust’s investment performance and should not be confused with ‘yield’ or ‘income’ .

The amounts and sources of distributions reported in the Notice are only estimates and are not being provided for tax reporting purposes.
The actual amounts and sources of the amounts for tax reporting purposes will depend upon the Trust’s investment experience during the remainder of its fiscal year and may be subject to changes based on the tax regulations. The Trust will send you a Form 1099-DIV for the calendar year that will tell you how to report these distributions for federal income tax purpose.

Contact Number: 888-825-2257